Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-260021 and No. 333-265243) pertaining to the Hippo Holdings Inc. 2021 Incentive Award Plan, Hippo Holdings Inc. 2021 Employee Stock Purchase Plan, and Hippo Enterprises Inc. 2019 Stock Option and Grant Plan of our report dated March 2, 2023, with respect to the consolidated financial statements of Hippo Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Ernst & Young, LLP

San Francisco, California
March 2, 2023